Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces Fourth Quarter and Year End 2005

Financial Results

CAMBRIDGE, MA, February 22, 2006 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2005.

Financial Results:

For the quarter ended December 31, 2005, the Company reported a net loss of $5.6 million or $0.15 per share, as compared to a net loss of $9.5 million or $0.31 per share for the comparable quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss of $30.9 million or $0.87 per share, as compared to a net loss of $33.1 million or $1.06 per share for the year ended December 31, 2004.

Revenues for the fourth quarter ended December 31, 2005 increased to $7.3 million as compared to $3.6 million for the same period in 2004. Revenues for the year ended December 31, 2005 increased to $19.9 million as compared to $16.6 million for the year ended December 31, 2004. The increase from 2004 to 2005 was primarily due to the recognition of a $3.0 million milestone payment received in December 2005 from Genzyme for the dosing of the first patient in the pivotal Phase III (EDEMA3) trial of DX-88 for hereditary angioedema (HAE). In addition, there was a $1.2 million increase in revenues from licensing activities, which was offset by a $908,000 decrease in other funded research and development activities.

Net research and development expenses for the fourth quarter ended December 31, 2005 increased 8% to $7.4 million as compared to $6.9 million for the same period in 2004. Net research and development expenses for the year ending December 31, 2005 decreased to $26.7 million as compared to $29.0 million for the year ended December 31, 2004. The decrease in research and development expense for the year 2005 is a result of reduced program costs associated with the deferral of activities related to the development of DX-88 for the CABG indication and a decrease in internal resource costs associated with the DX-890 product collaboration with Debiopharm. These costs were offset by an increase in manufacturing costs for DX-890.

As of December 31, 2005, Dyax had a total of $50.7 million in cash, cash equivalents, and short term investments, exclusive of restricted cash (“net cash”), which represented a decrease of $6.5 million from December 31, 2004. This decrease in net cash resulted primarily from our net loss of $30.9 million offset by the $23.5 million in net cash proceeds from our May 2005 registered direct offering.

Henry E. Blair, Chairman and CEO of Dyax commented, “We are pleased with the progress we made during the fourth quarter, and especially throughout the year 2005. In our HAE program, we were able to successfully transition from an intravenous route of administration to the more patient-friendly subcutaneous route of administration. More importantly, we received a significant milestone in our DX-88 development program by initiating a pivotal Phase III clinical trial for HAE before year end. This trial is ongoing; patients are being treated and the enrollment is occurring as planned. We, along with our partner Genzyme, are committed to bringing this drug to the HAE patient population and plan to commence a BLA filing this year. Contingent upon the successful and timely completion of the EDEMA3 trial, we also expect U.S. regulatory approval in the second half of 2007, followed by E.U. approval.”

Mr. Blair continued, “In the area of drug discovery, we announced the internally discovered fully human monoclonal antibody, DX-2240, that entered formal preclinical development during this year. DX-2240 targets the Tie-1 receptor and offers a novel mechanism of action for inhibiting tumor growth, which has potential application in the treatment of various types of cancer. Along with this announcement, we continued to move forward with our ongoing collaborations and our licensing programs, completing 9 new deals this year. To date, 11 of the product candidates from our licensees and collaborators are in the clinic. In 2006, our Dyax team will remain vigilant about uncovering opportunities to leverage our powerful technology in order to generate licensing and product development revenues.”

2006 Guidance:

Regarding Dyax’s financial outlook for the year 2006, Stephen S. Galliker, Executive Vice President of Finance & Administration and Chief Financial Officer of Dyax, commented, “We believe that existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2007. Currently, we expect net cash consumption for the year 2006 to be approximately $35 million, as compared to cash consumption of approximately $30 million during 2005. This increase in cash consumption results from the funding requirements of our DX-88 in HAE program.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss fourth quarter and year end 2005 financial results and company progress.

Date:	Wednesday, February 22, 2005
Time:	10:00 a.m. EST
Telephone Access:	Domestic callers, dial 800-329-9097
International callers, dial 617-614-4929
Passcode I.D. 98541816
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through March 22, 2006 and can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode I.D. for all callers is 43842653. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications. In its joint venture with Genzyme Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE). A pivotal Phase III trial is ongoing. Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is in partnering discussions for further development of DX-88 in this indication as well as planning a Phase II trial. DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for the treatment of HAE.

Dyax identified DX-88 and other compounds in its pipeline using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages its technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its results of operations, future cash resources, projected use of cash, antibody discovery technology, clinical trials of DX-88 and ongoing collaborations and licenses. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with:  the timing and results of clinical trials, regulatory review of Dyax’s products and related trials for approval, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned research and development activities, intense competition, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp. EDEMA3 is a service mark of Dyax Corp.

- financial tables follow -

# # #

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(In thousands, except share and per share data )

Product development and license fee revenues	$7,302	$3,559	$19,859	$16,590

Research and development:
Research and development	11,304	10,970	47,376	39,432
less: Research and development expenses reimbursed by joint venture	(3,871)	(4,070)	(20,688)	(10,408)
Net research and development	7,433	6,900	26,688	29,024
Equity loss in joint venture	2,731	2,283	11,952	5,988
General and administrative	2,966	3,891	12,784	14,451
Total operating expenses	13,130	13,074	51,424	49,463

Loss from operations	(5,828)	(9,515)	(31,565)	(32,873)
Other income (expense), net	219	(25)	621	(241)

Net Loss	$(5,609)	$(9,540)	$(30,944)	$(33,114)

Basic and diluted net loss per share	$(0.15)	$(0.31)	$(0.87)	$(1.06)

Weighted average number of shares used in computing basic and diluted net loss per share	38,013,511	31,503,847	35,455,782	31,207,218

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	December 31,	December 31,
	2005	2004
	(In thousands)
Cash and cash equivalents	$8,640	$6,978
Short term investments	42,024	50,163
Restricted cash	4,408	4,642
Working capital	41,756	46,832
Total assets	75,917	82,760
Stockholders’ equity	40,938	47,831